Exhibit 10.1

AMENDMENT

TO

CARDIODYNAMICS INTERNATIONAL CORPORATION

1995 STOCK OPTIONS/STOCK ISSUANCE PLAN

(As Amended And Restated Through October 17, 2002)

THIS AMENDMENT to the CardioDynamics International Corporation 1995 Stock Option/Stock Issuance Plan (the “Plan”) has been adopted by the Board of Directors of CardioDynamics International Corporation, a California corporation (the “Corporation”), and approved by the shareholders of the Corporation. This Amendment amends the Plan in the following respects only:

1.	Article Four, Section I.A, is hereby amended to read in full as follows:

Grant of Options. Option grants will be made automatically to each non-employee Board member who has not otherwise been in the prior employ of the Corporation during the preceding two years. Each such person shall automatically be granted a non-statutory option to purchase 12,000 shares on July 31 of each year. The number of shares granted pursuant to this Automatic Grant Program shall be subject to periodic adjustment pursuant to the applicable provisions of Section V.D. of Article One.

2.	Article Four, Section I.E., is hereby amended to read in full as follows:

Exercisability. Each automatic grant under this Article Four shall vest in 12 equal monthly installments beginning on the date of grant.

3.	The first sentence of Article Four, Section I.G, is hereby amended to read in full as follows:

Should the optionee cease to serve as a Board member for any reason (other than death) while holding one or more automatic option grants under this Article Four, then such optionee shall have a twenty-four (24) month period following the date of such cessation of Board membership in which to exercise each such option to the extent such option has become exercisable prior to the date of termination.

4.	As amended hereby, the Plan continues in full force and effect.

CARDIODYNAMICS INTERNATIONAL CORPORATION

By:	/s/ STEVE P. LOOMIS
Its:	Corporate Secretary